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                                EXHIBIT 8.1

               OPINION OF RAY, QUINNEY & NEBEKER RE: TAX MATTERS

                                January 7, 1999

First Security Corporation
Attn: Morgan J. Evans, President
79 South Main Street
Salt Lake City, Utah  84111

Ladies and Gentlemen:

     We have acted as counsel to First Security Corporation, a Delaware corporation, ("First Security"), in connection with the Merger (the "Merger") of Van Kasper Acquisition Corporation, a Utah corporation, ("VK Acq"), a wholly owned subsidiary of First Security, with and into Van Kasper & Company, Inc., a California corporation ("Van Kasper"), resulting in Van Kasper becoming the surviving wholly owned subsidiary of First Security, all as fully described in that certain Agreement and Plan of Reorganization, dated September 22, 1998, as amended, (the "Agreement"), by and among First Security, Van Kasper and VK Acq, and in that certain S-4 Registration Statement filed on December 18, 1998 (the "Registration Statement"), with the Securities and Exchange Commission and in any amendments thereto. Unless otherwise defined herein, capitalized terms will have the meanings given to them in the Agreement.

     In our opinion, the discussion set forth in the Registration Statement under the heading "Certain Federal Income Tax Consequences" is a fair and accurate summary of the principal Federal income tax consequences of the Merger. However, such discussion is only a summary and does not purport to discuss all Federal income tax aspects of the Merger. Furthermore, there can be no assurance that the Internal Revenue Service or a court would accept all of the conclusions reached in said discussion.

     We hereby consent to the use of this opinion in connection with the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the SEC promulgated thereunder.

     This opinion is given only as of the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date of this opinion letter.

                                     Very truly yours,